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                                                                    EXHIBIT 99.1

WEEKS CORPORATION (WKS) APPOINTS ARMANDO CODINA TO BOARD OF DIRECTORS; ADOPTS SHAREHOLDER RIGHTS PLAN

Atlanta, Georgia (June 1, 1998)--Weeks Corporation (NYSE:WKS) today announced that Armando Codina, founder and chief executive officer of Codina Group Inc., has been appointed to the Company's Board of Directors and will stand for re-election at the 1999 annual meeting of shareholders. With the addition of Mr. Codina, Weeks' Board now consists of 11 directors. Mr. Codina's term is to be effective as of June 1, 1998.

Mr. Codina's appointment was made following the Company's acquisition of the Beacon Centre project in Miami (January 13, 1998, press release), as a result of which Mr. Codina became an equityholder in Weeks, and the Company's investment in a one-third interest in Codina Group (March 2, 1998, press release).

Mr. Codina has a distinguished record of civic and business leadership in Miami, including, among other things, his past chairmanship of the Greater Miami Chamber of Commerce. In addition to Weeks' Board, he serves on the boards of AMR Inc., BellSouth Corporation, FPL Group Inc. and Winn-Dixie Stores Inc.

SHAREHOLDER RIGHTS PLAN

Weeks also announced today that at its meeting on May 20, 1998, the Board of Directors adopted a shareholder rights plan and declared a distribution of one preferred stock purchase right for each outstanding share of Weeks common stock, issuable on June 30, 1998, to each shareholder of record on June 30, 1998. Initially, the preferred stock purchase rights will not be exercisable and will trade with shares of Weeks common stock. Under the shareholder rights plan, the rights generally become exercisable if a person becomes an "acquiring person" by acquiring 15% or more of the outstanding Weeks common stock or if a person commences a tender offer that would result in that person owning 15% or more of the outstanding Weeks common stock.

The shareholder rights plan adopted by the Company is similar to rights plans adopted by other real estate investment trusts and publicly traded companies. It is intended to protect shareholders by deterring coercive takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company's shareholders. The shareholder rights plan is not being adopted in response to any takeover attempt but is intended to provide the Board with sufficient time to consider any and all alternatives under such circumstances.

Details of the shareholder rights plan will be outlined in a letter to be mailed to all shareholders of the Company prior to the record date.

OVERVIEW OF WEEKS CORPORATION

Weeks Corporation is a self-administered real estate investment trust that owns, develops and acquires industrial and suburban office buildings and business parks in the Sunbelt. Weeks Corporation provides leasing, management, development, construction, landscaping and other tenant-related services for its own properties and for properties owned by others.